Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease, Inc.’s (“GNL” or the “Company”) First Quarter 2025 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Assistant Vice President at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone, and thank you for joining us for GNL's first quarter 2025 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our first quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the Company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and supplemental materials.

I'll now turn the call over to our Chief Executive Officer, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

Since completing our Merger and Internalization in September of 2023, we’ve made significant strides to elevate GNL across multiple industry benchmarks. On the governance front, we’ve strengthened oversight by broadening and diversifying our Board, enhancing transparency, and putting in place practices that reflect our overall commitment to corporate governance. Operationally and financially, we launched an ambitious and disciplined initiative to materially reduce leverage – driven by our belief that a stronger balance sheet is essential to lowering our cost of capital, positioning the Company for sustained growth, and ensuring we have the agility to navigate periods of heightened uncertainty and market volatility. We believe these actions reflect a clear strategic vision and a deep commitment to building a more resilient and well-positioned company.

We’ve been closely monitoring the tariffs that have introduced heightened uncertainty and volatility into the market. Our strategy has always revolved around building a net-lease portfolio anchored by high-credit quality tenants that are generally more resilient in uncertain economic environments – and we have been successful in this regard with 60% of our portfolio comprised of investment-grade tenants. We believe our leases, with a weighted average lease term of 6.3 years and 1.5% average annual rent increases, tend to be less impacted by macroeconomic events relative to other asset classes. We also have a disciplined hedging strategy that addresses both interest rate and foreign currency volatility in order to mitigate risk and maintain consistent cash flows.

Turning to the first quarter of 2025, we achieved a key milestone in GNL’s strategic transformation with the signing of a definitive agreement for the sale of our multi-tenant portfolio to RCG Ventures, the first phase of which has now been completed. This phase included 59 unencumbered properties, generating $1.1 billion in gross proceeds, and was completed on schedule, reinforcing our ability to deliver on stated objectives within our long-term strategy. Net proceeds were used to materially reduce leverage through a paydown of $850 million on GNL’s Revolving Credit Facility, further strengthening our balance sheet and enhancing financial flexibility for future initiatives. We remain on schedule to complete the sale of the 41 encumbered properties by the end of the second quarter of 2025, which is expected to generate another $700 million of gross proceeds.

We believe one of the major benefits of this transaction is that it moves us closer to our goal of securing an investment-grade credit rating – a central objective of our strategy to reduce our cost of capital and increase financial stability. We’re encouraged by the growing recognition of our progress from the rating agencies, with both Fitch and S&P placing GNL on Credit Watch Positive. These upgrades reflect the tangible steps we’ve taken to reduce leverage, enhance liquidity, and improve overall credit quality. We view this as another critical step in reinforcing financial strength and advancing GNL’s strategic objectives.

We're also making continued progress on a robust pipeline of non-core dispositions beyond the multi-tenant portfolio sale, which will also contribute to our deleveraging and further reduce Net Debt to Adjusted EBITDA. As of May 1, we have a closed plus disposition pipeline totaling $2.1 billion.

Combined with the full multi-tenant portfolio sale and our 2024 dispositions of non-core and vacant properties, we expect total asset sales to reach nearly $3 billion by the end of 2025. Assuming the successful completion of all pipeline dispositions on the expected terms, of which there can be no assurance, the streamlined portfolio would simplify and strengthen GNL, with notable improvements in key metrics such as investment-grade tenancy, weighted average remaining lease term, and occupancy. Following these sales, GNL would own a high-quality portfolio of net-leased properties valued at approximately $5.5 billion – providing meaningful scale and operating efficiency with a sharpened pure-play focus before the end of the second quarter of 2025.

At the same time, we continue to take other deliberate steps to further strengthen our capital structure and mitigate risk. We’ve reduced our 2025 debt maturity balance from approximately $715 million at original issuance to $459 million as of the end of the first quarter 2025. We intend to pay off the maturing debt in the second quarter of 2025 and warehouse the balance on our Revolving Credit Facility, which now offers significantly greater availability and flexibility following the substantial paydown we recently completed. We believe these actions position GNL to effectively navigate upcoming maturities from a position of strength while maintaining ample liquidity for strategic initiatives.

Along with our multi-tenant portfolio sale, we announced that the Board approved a $300 million share repurchase program, allowing the Company to accretively buy back its outstanding common stock. Through May 2, 2025, we have repurchased 7.9 million shares at a weighted average price of $7.50, totaling $59 million of share repurchases. Repurchasing shares at a significant discount to NAV reflects our strategic approach to capitalize on the opportunity presented by our undervalued stock price in an accretive way. We intend to continue share repurchases, taking advantage of the compelling opportunity to buy back shares at an AFFO yield of approximately 12%. At the same time, we’re continuing our disciplined approach to non-core asset sales and overall leverage reduction as we further strengthen our balance sheet.

Turning to our portfolio, at the end of the first quarter, we owned over 1,000 properties spanning over 51 million rentable square feet. The portfolio’s occupancy currently stands at 95%, with a weighted average remaining lease term of 6.3 years. Occupancy was temporarily impacted by the vacancy of Contractor’s Steel, a privately-owned and operated full-service steel supplier that occupied nearly 1.4 million square feet. Despite the sizable footprint, this tenant represented just 1% of total straight-line rent. Contractor’s Steel encountered financial difficulties and vacated in the first quarter of 2025. Following their departure and subsequent to Q1 2025, we sold all five vacant properties for a combined $60 million, having proactively marketed the assets early upon learning of their financial distress, which helped minimize vacancy downtime. Including the sale of these properties, our pro-forma first quarter of 2025 occupancy would be 98%. We view this as a favorable outcome, as it immediately reduced vacancy with minimal impact on the broader portfolio.

Geographically, 76% of our straight-line rent is earned in North America, and 24% in Europe. Unlike many net-leased peers, our exposure to Europe differentiates us by providing diversification across economic cycles and the ability to capitalize on unique market opportunities not typically available in the US. The portfolio features a stable tenant base and a high quality of earnings with an industry-leading 60% of tenants receiving an investment-grade or implied investment-grade rating. The portfolio features an average annual contractual rental increase of 1.5%, which excludes the impact of 18.7% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases.

On the leasing front, we achieved positive leasing spreads encompassing over 826,000 square feet with attractive renewal spreads that were 8.2% higher than expiring rents. New leases that were completed in the first quarter of 2025 have a weighted average lease term of 5.0 years, while renewals that were completed during this period have a weighted average lease term of 6.6 years.

We have some additional updates regarding our portfolio. In April, we received written notice from the General Services Administration (the “GSA”) revoking its previous intent to exercise termination rights related to its lease at our Class A office building in Franklin, Tennessee. As a result, the existing lease agreement with the GSA remains in full force and effect, and we look forward to continuing our strong relationship with the GSA for many years to come. In addition, we’ve taken proactive steps to reduce our exposure to the gas and convenience store sector – an industry undergoing structural shifts in consumer behavior, fuel demand, and evolving transportation trends. As part of this effort, we started to strategically scale back our concentration to certain tenants within the segment. This decision reflects our disciplined approach to portfolio management and our ongoing focus on reallocating capital toward higher-growth sectors that better align with our long-term strategic vision.

Our continued ability to limit exposure to high-risk geography, asset types, tenants, and industries is a testament to our portfolio’s impressive diversification and credit underwriting. No single tenant accounts for more than 4.3% of total straight-line rent, and our top 10 tenants collectively contribute only 26% of total straight-line rent. We carefully monitor all tenants in our portfolio and their business operations on a regular basis. I encourage everyone to look at the details of each segment of our portfolio, which can be found in our Q1 2025 Investor Presentation on our website.

We’re encouraged by the meaningful progress made on the sale of our multi-tenant portfolio, which is a pivotal step in GNL’s strategic transformation. We believe this transaction unlocks key levers to support long-term growth while allowing us to sharpen our focus as a pure-play net lease REIT.

We also believe the considerable uncertainty in the current market environment makes this a particularly opportune moment to bolster our liquidity position. With incremental cash on hand and enhanced capacity on our Revolving Credit Facility, we'll remain disciplined and deliberate as we navigate the current market.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

We also want to emphasize that first quarter 2025 earnings and leverage metrics reflect the full benefit of NOI from the unencumbered assets sold as part of the multi-tenant portfolio sale, consistent with what we anticipated when establishing full-year guidance. For the first quarter of 2025, we recorded revenue of $132.4 million, and a net loss attributable to common stockholders of $200.3 million, which we anticipate will significantly improve upon closing the remainder of the multi-tenant portfolio sale. AFFO was $66.2 million or $0.29 per share.

Looking at our balance sheet, the gross outstanding debt balance was $3.9 billion at the end of the first quarter 2025, down by $1.5 billion from the end of the first quarter of 2024. Our debt is comprised of $1.0 billion in senior notes, $547 million on the multi-currency Revolving Credit Facility and $2.3 billion of outstanding gross mortgage debt. As of the end of the first quarter of 2025, 91% of our debt is fixed reflecting debt tied to fixed rates or debt that is swapped to fixed rates. Our weighted average interest rate stood at 4.4% and our interest coverage ratio was 2.5x.

At the end of the first quarter of 2025, our Net Debt to Adjusted EBITDA ratio was 6.7x based on Net Debt of $3.7 billion. As a reminder, our Net Debt to Adjusted EBITDA was 8.4x at the end of first quarter of 2024.

As of March 31, 2025, we have liquidity of approximately $499 million and $1.4 billion of capacity on our Revolving Credit Facility. Additionally, we had approximately 229 million shares of common stock outstanding, and approximately 230 million shares outstanding on a weighted average basis for the first quarter of 2025. As of May 2, 2025, we repurchased 7.9 million shares at a weighted average price of $7.50 per share under our share repurchase program, resulting in approximately 223 million shares outstanding.

As Mike mentioned, given the potential for additional turbulence in the market, we’ve continued to take proactive steps to strengthen GNL’s balance sheet and overall financial position, which we believe is the most prudent action we can take. In addition, we continue to implement our hedging strategy using FX forwards to lock in foreign exchange rates for three to four years out. This approach is designed to mitigate risk and reduce cash flow uncertainty during periods of market volatility. We remain focused on enhancing liquidity and maintaining financial flexibility, leaving us well positioned to navigate any market conditions.

Turning to our outlook for the remainder of 2025, based on progress to date, we are reaffirming our AFFO per share guidance range of $0.90 to $0.96 and our Net Debt to Adjusted EBITDA range of 6.5x to 7.1x.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

Looking ahead, we’re encouraged by the meaningful progress we’ve made in executing on our strategic priorities. The first quarter of 2025 was a significant turning point, as we took deliberate steps to simplify our portfolio, strengthen our balance sheet, and enhance financial flexibility. We have a clear focus on creating long-term value, reflected by the successful execution of the first phase of the multi-tenant portfolio sale, combined with our additional disposition pipeline and proactive debt reduction efforts. We remain on track to close the other two tranches of the multi-tenant portfolio sale in the second quarter of 2025, marking another important milestone in our transformation.

With a simplified asset base, reduced leverage, and increased liquidity, we believe GNL is better positioned to operate efficiently and pursue opportunities that align with our strategic vision. We believe the actions we’ve taken have significantly improved our ability to navigate today’s market environment while setting the stage for durable growth. Disciplined execution and the strategic deployment of capital towards initiatives that enhance long-term value remain at the core of our approach. These are foundational decisions designed not just to improve short-term metrics, but to drive long-term resilience and performance. We’re excited about the future and confident in our path forward.

We’re available to answer any questions you may have after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].